Exhibit 3.1

CERTIFICATE OF CONVERSION

TO A CORPORATION

OF FTAI INFRASTRUCTURE LLC

Pursuant to Sections 103 and 265 of the
General Corporation Law of the State of Delaware

July 29, 2022

1.          The date on which the limited liability company was first formed was the 13th day of December, 2021.

2.          The name of the limited liability company immediately prior to the filing of this Certificate of Conversion is FTAI Infrastructure LLC.

3.          The name of the corporation into which the limited liability company shall be converted, as set forth in its Certificate of Incorporation, is FTAI Infrastructure Inc.

4.          The limited liability company is a limited liability company formed under the laws of the State of Delaware.

 [Signature page follows.]

IN WITNESS WHEREOF, the limited liability company has caused this Certificate of Conversion to be executed in its name as of the date first set forth above.

FTAI INFRASTRUCTURE LLC

By:	/s/ Kenneth Nicholson
Name: Kenneth Nicholson
Title: Chief Executive Officer

[Signature Page to Certificate of Conversion of FTAI Infrastructure LLC]